Exhibit 5.1

[GLOBAL PAYMENTS LETTERHEAD]

September 18, 2019

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Re:	Registration Statement on Form S-8.

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Corporate Secretary of Global Payments Inc., a Georgia corporation (the “Corporation”). A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the Securities and Exchange Commission (the “Commission”) by the Corporation to register shares of common stock, without par value (the “Common Stock”), of the Corporation (the “Shares”) issuable under stock options, restricted stock unit awards, performance share awards and other rights to acquire Common Stock (collectively, the “Legacy TSYS Awards”) granted under the: (i) Total System Services, Inc. 2017 Omnibus Plan; (ii) Total System Services, Inc. 2012 Omnibus Plan; (iii) Total System Services, Inc. 2007 Omnibus Plan; and (iv) Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan for Options and Restricted Shares Assumed by Total System Services, Inc. (collectively, the “Legacy TSYS Plans”), all of which Legacy TSYS Awards were assumed by the Corporation in connection with the merger of Total System Services, Inc. (“TSYS”) with and into the Corporation on September 17, 2019. This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents. Based on and subject to the foregoing, and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares will be, upon issuance, duly authorized and, when the Shares have been issued in accordance with the terms of the Legacy TSYS Plans, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the laws of the State of Georgia, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ David L. Green
David L. Green
Senior Executive Vice President, General Counsel and Corporate Secretary